UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934.

Date of Report (Date of Earliest Event Reported):

December 10, 2015

MONRO MUFFLER BRAKE, INC.

(Exact name of registrant as specified in its charter)

New York	0-19357	16-0838627
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Holleder Parkway, Rochester, New York	14615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (585) 647-6400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2015, the Board of Directors of Monro Muffler Brake, Inc. (the “Company”) appointed Brian J. D’Ambrosia to the newly created position Chief Accounting Officer. The promotion is effective immediately.

Mr. D’Ambrosia, age 41, joined the Company in January 2013, and also has served as the Company’s Vice President and Controller since that date, a position he continues to hold. Prior to joining the Company, Mr. D’Ambrosia served as a Regional Controller for Robbins & Myers, Inc., a supplier of engineered equipment and systems from 2010 until 2013 and served in a variety of positions for Birds Eye Foods, Inc., a consumer products company, from 2005 until 2010, most recently as Controller - Operations Accounting. Mr. D’Ambrosia is a certified public accountant and previously worked in public accounting from 1996 until 2003, primarily with Deloitte & Touche LLP in Rochester, New York.

There was no arrangement or understanding between Mr. D’Ambrosia and any other person with respect to his promotion to Chief Accounting Officer, and there are no family relationships between Mr. D’Ambrosia and any director or executive officer of the Company. Since December 10, 2013, there have been no transactions, nor are there any currently proposed transactions, in which the Company or any of its subsidiaries was or is to be a participant and in which Mr. D’Ambrosia, or any member of his immediate family has, or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONRO MUFFLER BRAKE, INC.
(Registrant)

December 16, 2015	By:	/s/ Maureen E. Mulholland
Maureen E. Mulholland
Vice President, General Counsel and Secretary